Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 2, 2022

NACCO INDUSTRIES
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Fourth Quarter NACCO Consolidated Highlights:
•Q4 2021 Operating profit increased to $10.8 million, up from an operating loss of $8.0 million in Q4 2020
•Q4 2021 Net income increased to $7.8 million, up from a net loss of $5.4 million in Q4 2020
•Adjusted EBITDA increased to $17.8 million, up from $4.3 million in Q4 2020

Cleveland, Ohio, Wednesday, March 2, 2022 - NACCO Industries® (NYSE: NC) today announced consolidated operating profit of $10.8 million and net income of $7.8 million, or $1.07 per diluted share, for the fourth quarter of 2021 compared with consolidated operating loss of $8.0 million and a net loss of $5.4 million, or a loss of $0.77 per share, for the fourth quarter of 2020.
Improvements in the Company's consolidated operating profit, Consolidated Adjusted EBITDA and net income were primarily due to improved operating results in the Minerals Management and Coal Mining segments and the absence of charges totaling $11.6 million taken in Q4 2020. Non-GAAP financial measures are defined and reconciled on pages 10 to 12.
For the year ended December 31, 2021, the Company reported consolidated net income of $48.1 million, or $6.69 per diluted share, compared with net income of $14.8 million, or $2.10 per diluted share, for the year ended December 31, 2020.
At December 31, 2021, the Company had consolidated cash of $86.0 million and debt of $20.7 million with availability of $116.2 million under its $150.0 million revolving credit facility. The Company completed a refinancing of its revolving credit facility during the fourth quarter of 2021. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to protect its legacy mining operations and to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the fourth quarter of 2021 and 2020 were as follows:

	2021	2020
Tons of coal delivered	(in thousands)
Unconsolidated operations	6,102	7,213
Consolidated operations	647	232
Total deliveries	6,749	7,445

Key financial results for the fourth quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$21,367	$9,192
Earnings of unconsolidated operations	$13,571	$14,480
Operating expenses(1)	$7,964	$11,155
Operating profit (loss)	$8,712	$(421)
Segment adjusted EBITDA(2)	$12,704	$3,923
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Coal Mining revenues increased in the fourth quarter of 2021 over the fourth quarter of 2020 primarily as a result of a significant increase in customer demand at Mississippi Lignite Mining Company. The higher customer demand resulted from a substantial increase in dispatch and a reduction in outage days compared with the prior year quarter.
The fourth-quarter 2021 Coal Mining operating profit improved substantially over the prior-year operating loss, due in part to prior-year charges totaling $4.6 million that did not recur in 2021. Excluding the impact of these charges, operating profit increased significantly as a result of substantially higher earnings at the consolidated mining operations and a decrease in operating expenses from lower employee-related costs. These improvements were partially offset by a decrease in earnings of unconsolidated operations.
The improvement at the consolidated mining operations was primarily attributable to higher earnings at Mississippi Lignite Mining Company due to an increase in customer demand, which contributed to a reduction in the cost per ton and an overall increase in the profit per ton delivered. The absence of wind-down costs at Camino Real Fuels incurred in the prior year quarter also contributed to the improvement in earnings.
The decrease in earnings of unconsolidated operations was mainly due to the termination of the Bisti Fuels contract on September 30, 2021 and a reduction in fees earned at Liberty as the scope of final mine reclamation activities has declined since 2020. The decrease was partly offset by an increase in earnings at Coteau resulting from contractual price escalation.
For the fourth quarter of 2021, Segment adjusted EBITDA increased over the fourth quarter of 2020 as a result of the increase in operating profit and higher depreciation, depletion and amortization expense, primarily at Mississippi Lignite Mining Company.

Coal Mining Outlook
As previously announced, Great River Energy ("GRE") entered into an agreement to sell Coal Creek Station and the adjacent high-voltage direct current transmission line to Bismarck, North Dakota-based Rainbow Energy Center, LLC and its affiliates. The closing of this sale is expected to occur in the second quarter of 2022. Upon completion of the sale of Coal Creek Station, the existing agreements between GRE and Falkirk Mining Company will terminate. GRE will pay the Company $14.0 million, as well as transfer ownership of an office building and convey membership units in Midwest AgEnergy to wholly owned and consolidated subsidiaries of NACCO.
Upon closing of the sale to Rainbow Energy, a new Coal Sales Agreement ("CSA") between Falkirk and Rainbow Energy will become effective and Falkirk will continue supplying all coal requirements of Coal Creek Station. Falkirk will be paid a management fee per ton of coal delivered for operating the mine, and Rainbow Energy will be responsible for funding all mine operating costs and directly or indirectly providing all of the capital required to operate the mine. The CSA specifies that Falkirk will perform final mine reclamation, which will be funded in its entirety by Rainbow

Energy. The initial production period is expected to run ten years from the effective date of the CSA, but the CSA may be extended or terminated early under certain circumstances.
Coal Mining operating profit in 2022 is expected to decrease significantly compared with 2021. This expected decrease is primarily the result of a decrease in coal deliveries from 2021 levels, as well as the termination of the Bisti Fuels contract. An anticipated increase in operating expenses primarily due to expected higher insurance costs and other professional fees is also expected to contribute to the reduction in operating profit.
Results at the consolidated mining operations are expected to decrease significantly in 2022 from 2021 primarily due to expected substantially lower earnings at Mississippi Lignite Mining Company driven by an anticipated reduction in customer demand from 2021 levels, which contributes to an increase in the cost per ton. Cost inflation on repairs, supplies and diesel fuel, and higher depreciation expense related to recent capital expenditures to develop a new mine area will also contribute to the increase in the cost per ton in 2022. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons.
The reduction in earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by lower earnings at Falkirk resulting in part from a planned power plant outage prior to the expected closure of the Rainbow Energy transaction. In addition, to support the transfer of Coal Creek Station, Falkirk has agreed to a reduction in the current per ton management fee from the effective date of the new CSA with Rainbow Energy through May 31, 2024. After May 31, 2024, Falkirk's per ton management fee increases to a higher base in line with current fee levels, and thereafter adjusts annually according to an index which tracks a broad measure of U.S. inflation. Termination of the Bisti Fuels contract in late 2021 will also contribute to a decline in the earnings at the unconsolidated mining operations in 2022.
Segment adjusted EBITDA, which excludes the termination payments of $10.3 million from Bisti Fuels' customer in 2021 and the anticipated $14 million contract termination fee from GRE in 2022, is expected to decrease significantly in 2022 from 2021 primarily as a result of the forecasted reduction in operating profit partially offset by an increase in depreciation, depletion and amortization expense. The increase in depreciation, depletion and amortization expense is primarily due to higher capital expenditures at Mississippi Lignite Mining Company as a result of the development of a new mine area.
Capital expenditures are expected to be approximately $22 million in 2022. The elevated levels of capital expenditures from 2019 through 2022 relate to the necessary development of a new mine area at Mississippi Lignite Mining Company, which will allow continued coal deliveries through the end of the contract. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to decline significantly beginning in 2023.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. The significant increase in natural gas prices in 2021 contributed to an increase in customer power plant dispatch and coal deliveries in 2021 over 2020. Sustained higher natural gas prices could lead to increased demand for coal and positively affect the Coal Mining segment results in 2022. Changes to expectations for customer power plant dispatch could affect the Company’s outlook for 2022 and over the longer term. The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in the first quarter of 2023, at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer. Coteau operates the Freedom Mine in North Dakota. All coal production from the Freedom Mine is delivered to Basin Electric Power Cooperative. Basin Electric utilizes the coal at the Great Plains Synfuels Plant, Antelope Valley Station and Leland Olds Station. The Synfuels Plant is a coal gasification plant owned by Dakota Gas that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide and other chemical products for sale. In August 2021, Basin Electric announced that it signed a non-binding term sheet which contemplates the sale of the assets of Dakota Gas. As part of the announcement, Basin Electric indicated that the Synfuels Plant will continue existing operations through 2025. The closing is subject to the satisfaction of specified conditions. Basin Electric is also considering other options for the Synfuels Plant if the transaction with the potential buyer does not close.

North American Mining Results

Deliveries for the fourth quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Tons delivered	12,261	10,973

Key financial results for the fourth quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$18,603	$9,277
Operating profit (loss)	$(1,116)	$353
Segment adjusted EBITDA(1)	$476	$802
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

North American Mining revenues increased significantly in the fourth quarter of 2021 over the prior year primarily as a result of higher reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on operating profit, and an increase in tons delivered.
Despite an increase in tons delivered, North American Mining reported an operating loss of $1.1 million during the fourth quarter of 2021 compared with operating profit of $0.4 million during the fourth quarter of 2020. The 2021 operating loss was primarily due to significant employee-related costs and a shift in mix of tons delivered to operations with lower-margin contracts.
Segment adjusted EBITDA at North American Mining was positive but lower than the prior year as the 2021 operating loss was only partially offset by substantially higher depreciation expense resulting from equipment acquired to support newer contracts that are expected to contribute to increased income in future years.

North American Mining Outlook
In 2022, North American Mining expects full-year operating profit to increase significantly over 2021 due to an expected increase in customer requirements and contributions from contracts executed during 2021. Segment adjusted EBITDA for 2022 is expected to increase significantly compared with the prior year as a result of the improvement in operating profit and an increase in depreciation expense.
During 2021, North American Mining expanded its geographic footprint by entering into new contract mining services agreements at quarries in Indiana, Texas and Arkansas. In addition, North American Mining entered into a 15-year mining services contract with a new customer at a limestone quarry in Central Florida. Presently, North American Mining is operating two smaller draglines at this quarry while it relocates a larger dragline that will significantly increase production capacity once commissioned, which is expected to occur in the second half of 2022. North American Mining also amended a contract with a current customer to provide additional services at a limestone quarry in Florida. North American Mining continues to have a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass and will be responsible for the processing and sale of the lithium produced. In January 2022, Lithium Americas provided an update on the Thacker Pass project, which noted that final permitting decisions are expected to be received in the first quarter of 2022. Early-works construction is expected to begin in 2022. At maturity, this management fee contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
In 2022, capital expenditures are expected to be approximately $27 million primarily for the acquisition, relocation and refurbishment of draglines, as well as the acquisition of other mining equipment to support the continued expansion of contract-mining services beyond North American Mining's historical dragline-oriented model, including the acquisition of equipment to support the Thacker Pass lithium project. The cost of mining equipment related to Thacker Pass will be reimbursed by the customer over a seven-year period from the equipment acquisition date.

Minerals Management Results

Key financial results for the fourth quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$9,288	$4,771
Operating profit (loss)	$8,218	$(2,957)
Segment adjusted EBITDA(1)	$8,684	$4,072
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

For the fourth quarter of 2021, Minerals Management revenue, operating profit and Segment adjusted EBITDA increased significantly over the fourth quarter of 2020, which included an impairment charge of $6.7 million primarily related to legacy coal assets. Excluding the impact of the 2020 impairment, the substantial improvement in the 2021 results was primarily driven by production from the mineral interests acquired late in the fourth quarter of 2020 and May 2021 and increased production from legacy Ohio and Louisiana oil and natural gas mineral interests. Higher natural gas and oil prices also contributed to the improvement in results.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.
Operating profit and Segment adjusted EBITDA in 2022 are expected to decrease significantly from 2021 primarily driven by an anticipated reduction in production due to the natural decline curve on wells in Ohio, expectations for natural gas and oil prices, and the absence of $3.6 million of settlement income recognized in 2021. The Company expects oil and gas market prices to moderate in 2022 and stabilize at levels consistent with averages over the second half of 2021.
Natural gas and oil benchmark prices increased during 2021 when compared with historical periods. If natural gas and oil prices remain at higher levels than currently anticipated, results for the 2022 full year could be favorably impacted. Commodity prices are inherently volatile and as an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations of its interests is limited. The Company's expectations are based on the best information currently available and could vary as a result of adjustments made by operators and/or changes to commodity prices.
The Company is in a period of transition where production from more recently acquired mineral interests is expected to begin to offset anticipated declines in production at legacy natural gas wells. This transition is expected to occur over the next few years as the Company’s portfolio of recently acquired mineral interests continues to expand. Minerals Management is targeting additional investments in mineral and royalty interests of approximately $10 million in 2022. These investments are expected to be accretive, but each investment's contribution to earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development. The contribution of each investment could also vary due to commodity price changes. These acquired interests are expected to align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash-flow yields and long-term growth potential, in high-quality reservoirs offering diversification from the Company’s legacy mineral interests.

Consolidated Outlook
Overall, in 2022, NACCO expects consolidated net income and Consolidated Adjusted EBITDA to decrease significantly from 2021. Lower operating profit in the Coal Mining segment and an anticipated reduction in income in the Minerals Management segment are expected to be partially offset by higher operating profit at North American Mining and lower income tax expense. Additionally, the Company expects to recognize the value of the North Dakota office building and the membership units in Midwest AgEnergy, which are expected to be received as part of the compensation from GRE upon the closing of the transaction with Rainbow Energy. Securing contracts for new mining projects and acquisitions of additional mineral interests could be accretive to the current forecast.
Consolidated capital expenditures are expected to be approximately $68 million in 2022. Capital expenditures in 2022 include approximately $9 million for expenditures at Mitigation Resources of North America®. As a result of the forecasted capital expenditures and anticipated decrease in net income, cash flow before financing activities is expected to return to a significant use of cash in 2022.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America business. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining advanced these efforts in 2021 when it entered into a contract to mine sand and gravel in Indiana and signed contracts to perform all mining operations at two sand and gravel quarries located in Texas and Arkansas. The new contracts in Texas and Arkansas include responsibility for all mining activities, including pre-strip, blasting, excavation and load and haul operations. These new contracts with leading suppliers of construction materials in North America expand the range of contract mining services beyond the traditional scope of North American Mining's core, dragline-oriented limestone mining business and expand its geographic footprint beyond Florida. In addition, North American Mining continues to pursue additional opportunities to provide comprehensive mining services to operate entire mines, as it expects to do at the new lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers that produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale, but the pace of growth will be dependent on the mix and scale of new projects.
The Minerals Management segment continues to grow and diversify by pursuing acquisitions of mineral and royalty interests in the United States, in a market environment that the Company believes remains well-aligned with its strategy and objectives. The Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment, as all further development costs are borne entirely by third-party producers who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has several potential acquisitions under review. The goal is to construct a diversified portfolio of high-quality oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources business has achieved several early successes and is positioned for additional growth. The Company's goal is to grow Mitigation Resources into one of the ten largest U.S. providers of mitigation solutions, largely focused on streams and wetlands, initially in the southeast United States. While this business is in the early stages of development, it is currently focused on expanding and has established mitigation projects in Alabama, Mississippi, Texas and Tennessee. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.
The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, March 3, 2022 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/8188339 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 10, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) Any customer's premature facility closure, including GRE’s failure to complete the sale of Coal Creek Station to Rainbow Energy, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) failure to obtain adequate insurance coverages at reasonable rates, (5) the impact of the COVID-19 pandemic, including any impact on suppliers, customers and employees, (6) supply chain disruptions, including price increases and shortages of parts and materials, (7) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (8) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (9) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, (10) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (11) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (12) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (13) weather or equipment problems that could affect deliveries to customers, (14) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (17) delays or reductions in coal or aggregates deliveries, (18) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
	(In thousands, except per share data)
Revenues	$49,103	$23,138	$191,846	$128,432
Cost of sales	36,657	21,910	148,394	111,463
Gross profit	12,446	1,228	43,452	16,969
Earnings of unconsolidated operations	14,307	15,277	60,843	60,203
Contract termination settlement	—	—	10,333	—
Operating expenses
Selling, general and administrative expenses	15,251	16,486	55,722	53,062
Amortization of intangible assets	761	269	3,556	2,572
Gain on sale of assets	(77)	(22)	(60)	(269)
Asset impairment charges	—	7,784	—	8,359
	15,935	24,517	59,218	63,724
Operating profit (loss)	10,818	(8,012)	55,410	13,448
Other (income) expense
Interest expense	511	285	1,719	1,354
Interest income	(128)	(575)	(449)	(1,200)
Closed mine obligations	178	422	1,297	1,641
Gain on equity securities	(893)	(875)	(3,423)	(1,226)
Other, net	(166)	32	(584)	(1,379)
	(498)	(711)	(1,440)	(810)
Income (loss) before income tax provision (benefit)	11,316	(7,301)	56,850	14,258
Income tax provision (benefit)	3,494	(1,856)	8,725	(535)
Net income (loss)	$7,822	$(5,445)	$48,125	$14,793

Earnings (loss) per share:
Basic earnings (loss) per share	$1.09	$(0.77)	$6.73	$2.11
Diluted earnings (loss) per share	$1.07	$(0.77)	$6.69	$2.10

Basic weighted average shares outstanding	7,176	7,049	7,146	7,026
Diluted weighted average shares outstanding	7,278	7,049	7,190	7,057

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
	(in thousands)
Net income (loss)	$7,822	$(5,445)	$48,125	$14,793
Long-lived asset impairment charges	—	7,784	—	8,359
Contract termination settlement	—	—	(10,333)	—
Income tax provision (benefit)	3,494	(1,856)	8,725	(535)
Interest expense	511	285	1,719	1,354
Interest income	(128)	(575)	(449)	(1,200)
Depreciation, depletion and amortization expense	6,087	4,070	23,085	18,114
Consolidated Adjusted EBITDA*	$17,786	$4,263	$70,872	$40,885

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before long-lived asset impairment charges, contract termination settlements, income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$21,367	$18,603	$9,288	$2,048	$(2,203)	$49,103
Cost of sales	18,262	18,355	590	1,472	(2,022)	36,657
Gross profit (loss)	3,105	248	8,698	576	(181)	12,446
Earnings of unconsolidated operations	13,571	736	—	—	—	14,307
Operating expenses*	7,964	2,100	480	5,391	—	15,935
Operating profit (loss)	$8,712	$(1,116)	$8,218	$(4,815)	$(181)	$10,818
Segment adjusted EBITDA**
Operating profit (loss)	$8,712	$(1,116)	$8,218	$(4,815)	$(181)	$10,818
Depreciation, depletion and amortization	3,992	1,592	466	37	—	6,087
Segment adjusted EBITDA**	$12,704	$476	$8,684	$(4,778)	$(181)	$16,905

	Three Months Ended December 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$9,192	$9,277	$4,771	$876	$(978)	$23,138
Cost of sales	12,938	8,469	549	859	(905)	21,910
Gross profit (loss)	(3,746)	808	4,222	17	(73)	1,228
Earnings of unconsolidated operations	14,480	797	—	—	—	15,277
Operating expenses*	11,155	1,252	7,179	4,932	(1)	24,517
Operating profit (loss)	$(421)	$353	$(2,957)	$(4,915)	$(72)	$(8,012)
Segment adjusted EBITDA**
Operating profit (loss)	$(421)	$353	$(2,957)	$(4,915)	$(72)	$(8,012)
Long-lived asset impairment charges	1,082	—	6,702	—	—	7,784
Depreciation, depletion and amortization	3,262	449	327	32	—	4,070
Segment adjusted EBITDA**	$3,923	$802	$4,072	$(4,883)	$(72)	$3,842
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets, (Gain) loss on sale of assets and long-lived asset impairment charges.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS

	Year Ended December 31, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$91,851	$69,924	$31,003	$4,695	$(5,627)	$191,846
Cost of sales	79,167	67,078	2,988	4,501	(5,340)	148,394
Gross profit (loss)	12,684	2,846	28,015	194	(287)	43,452
Earnings of unconsolidated operations	56,982	3,861	—	—	—	60,843
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	30,940	6,598	1,935	19,747	(2)	59,218
Operating profit (loss)	$49,059	$109	$26,080	$(19,553)	$(285)	$55,410
Segment adjusted EBITDA**
Operating profit (loss)	$49,059	$109	$26,080	$(19,553)	$(285)	$55,410
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	16,649	4,435	1,858	143	—	23,085
Segment adjusted EBITDA**	$55,375	$4,544	$27,938	$(19,410)	$(285)	$68,162

	Year Ended December 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$72,088	$42,392	$14,721	$2,133	$(2,902)	$128,432
Cost of sales	70,452	39,266	2,342	2,205	(2,802)	111,463
Gross profit (loss)	1,636	3,126	12,379	(72)	(100)	16,969
Earnings of unconsolidated operations	56,584	3,619	—	—	—	60,203
Operating expenses*	32,784	4,873	8,886	17,184	(3)	63,724
Operating profit (loss)	$25,436	$1,872	$3,493	$(17,256)	$(97)	$13,448
Segment adjusted EBITDA**
Operating profit (loss)	$25,436	$1,872	$3,493	$(17,256)	$(97)	$13,448
Long-lived asset impairment charges	1,082	—	7,277	—	—	8,359
Depreciation, depletion and amortization	14,213	2,470	1,308	123	—	18,114
Segment adjusted EBITDA**	$40,731	$4,342	$12,078	$(17,133)	$(97)	$39,921
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets, (Gain) loss on sale of assets and long-lived asset impairment charges.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.